Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 628-4791

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Rebecca Squires
(650) 628-4909
Rebecca_Squires@conceptus.com

CONCEPTUS REPORTS SECOND QUARTER FINANCIAL RESULTS

Sales growth 82% over prior year

Introduces third quarter guidance, raises full-year net sales guidance

SAN CARLOS, Calif. (July 27, 2005) – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® non-incisional permanent birth control system, today reported financial results for the three months ended June 30, 2005.  Highlights of the Company’s recent progress in marketing the Essure system include:

•                  FDA approves four- and five-year effectiveness rating for the Essure device that is comparable to the three-year rating;

•                  UnitedHealthcare provides favorable reimbursement coverage decision;

•                  CPT code and fee schedule loaded to payment systems of approximately 70% of payers;

•                  Six Medicaid programs give favorable coverage decision during the second quarter, for a total of 21 Medicaid programs;

•                  Essure procedure is the focus of multiple abstracts and poster presentations at ACOG;

•                  Opening of 11 additional Kaiser Permanente sites to perform the Essure procedure, bringing the total to 29 facilities;

•                  Signs non-exclusive co-promotion with Wolf and Storz to promote in-office hysteroscopy; and,

•                  Enrolls 333 physicians into the Essure preceptorship program during the second quarter, with 2,182 physicians now performing the Essure procedure.

Net sales for the second quarter of 2005 were $5.0 million, up 82% compared with net sales of $2.8 million for the second quarter of 2004 and up 30% compared with net sales of $3.9 million for the first quarter of 2005.  These results exceeded the Company’s second quarter net sales guidance range of $4.1 million to $4.3 million, and are consistent with sales figures pre-announced earlier this month.  The net loss for the second quarter of 2005 was $6.0 million, or $0.24 per share, a reduction from the net loss for the second quarter of 2004 of $6.2 million, or $0.25 per share, and the net loss for the first quarter of 2005 of $6.4 million, or $0.25 per share. The net loss for the second quarter of 2005 was lower than the Company’s second quarter guidance range of $6.5 million to $6.7 million and also lower than the net loss range of $6.2 million to $6.5 million pre-announced earlier this month.

“I am delighted to report that second quarter growth in net sales was broadly based across all of our customers, large and small,” said Mark Sieczkarek, president and chief executive officer of Conceptus.  “Our strong sales performance is largely due to two factors.  First, our physicians are becoming more confident that they will be reimbursed accurately and on time for performing the Essure procedure.  Second, the increase in our field sales force is allowing us to put even greater focus on our physicians, which in turn has led to increases in utilization.”

For the six months ended June 30, 2005, Conceptus reported net sales of $8.9 million, up 73% over net sales of $5.1 million during the comparable six month period in 2004.  The net loss for the first half of 2005 of $12.4 million, or $0.49 per share, compares favorably to the net loss of $13.3 million, or $0.55 per share for the first half of 2004.

The increase in net sales for the second quarter and first half of 2005 is attributable to higher worldwide commercial sales of the Essure device resulting from increases in utilization and penetration, as well as a U.S. price increase implemented during the first quarter.  International sales accounted for 41% of the units shipped during the second quarter of 2005, and worldwide average selling prices increased due to channel mix when compared with the first quarter of 2005.

Gross profit for the second quarter of 2005 was $2.9 million, or 58% of net sales.  This compares favorably with gross profit for the second quarter of 2004 of $1.1 million, or 39% of net sales.  Gross margin in the first quarter of 2005 was 55%.  The increase in gross margin is related to lower product costs associated with the outsourcing of production in early 2004, to higher sales volume and to increases in the worldwide average selling prices.

Research and development expenses were $0.9 million for the second quarter of 2005, compared with $0.9 million for the second quarter of 2004 and $1.0 million for the first quarter of 2005.  Research and development expenditures fluctuate in relation to product development, clinical affairs and regulatory expenses.

Selling, general and administrative expenses were $8.2 million for the second quarter of 2005, up from $6.5 million for the second quarter of 2004 and $7.7 million for the first quarter of 2005. The year-over-year increase was primarily due to selling expenses associated with the Company’s expansion of its field sales force, employee compensation, as well as higher costs associated with Sarbanes-Oxley compliance.  The quarter to quarter increase is primarily attributable to the expansion of the field sales force and other marketing expenses.

Cash, cash equivalents, short-term investments and restricted cash were $19.8 million as of June 30, 2005, compared with $43.0 million as of June 30, 2004 and $24.3 million as of March 31, 2005.   For the second quarter of 2005 the Company’s cash usage was $4.6 million, compared with $5.3 million for the second quarter of 2004 and $8.0 million for the first quarter of 2005.  The year-over-year decrease in cash usage is attributable to an increase in expenses in the current quarter which are paid for in other quarters, while the quarter-to-quarter decrease in cash usage is related to lower inventory purchases as well as to an increase in expenses in the current quarter, which are paid for in other quarters.

“We are working hard to make the Essure procedure a well-known choice for the best of care in permanent birth control, and to make Conceptus a thriving commercial enterprise,” Mr. Sieczkarek continued.  “Our near-term focus accordingly will be on building our sales force, driving utilization and increasing in-office procedures.  We will accomplish these goals by getting the word out to physicians about the recently-issued UnitedHealthcare coverage decision, continuing to secure favorable coverage decisions and ensuring implementation of the CPT code by payers.  Entering into non-exclusive agreements with Wolf and Storz, two of the major hysteroscope manufacturers, should also contribute to growing utilization. We are also steadily growing awareness among women who desire permanent birth control of the significant advantages offered by the Essure procedure.”

The Company also announced financial guidance for the third quarter of 2005 and raised full-year 2005 net sales guidance.  Conceptus expects net sales in the third quarter of 2005 to be $5.0 million to $5.2 million, and net sales for the full-year to be $19.0 million to $20.0 million.  This full-year net sales range compares with previous guidance of $17.0 million to $18.0 million issued on January 13, 2005.  The net loss for the third quarter of 2005 is expected to be $6.0 million to $6.2 million, and full-year net loss guidance remains unchanged at $23.0 million to $24.0 million, or $0.90 to $0.94 per share.

Conference Call

Management will host an investment-community conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions.  To participate in the live call by telephone, please dial (888) 803-8296 from the U.S., or (706) 634-1250 from outside the U.S.  Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.  A replay will be available on the website for 14 days.

A telephone replay will be available from 7:30 p.m. Eastern Time July 27, 2005 through 11:59 p.m. Eastern Time on July 29, 2005 by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering conference ID number 7862190.

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  The Essure procedure is 99.80% effective after four years of follow-up, and 99.74% effective after five years of follow-up in a small portion of the women undergoing clinical studies.  Follow-up of the remaining clinical trial patients is ongoing.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding third quarter and full year 2005 results, increasing utilization, reimbursement coverage, physicians entering preceptorship, Kaiser penetration, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

(Tables to Follow)

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net sales	$5,032	$2,769	$8,903	$5,150

Cost of goods sold	2,102	1,676	3,829	3,796

Gross profit	2,930	1,093	5,074	1,354

Operating expenses:
Research and development	909	905	1,875	2,204
Selling, general and administrative	8,213	6,545	15,950	12,669

Total operating expenses	9,122	7,450	17,825	14,873

Operating loss	(6,192)	(6,357)	(12,751)	(13,519)

Interest and other income, net	161	176	351	210

Net loss	$(6,031)	$(6,181)	$(12,400)	$(13,309)

Basic and diluted net loss per share	$(0.24)	$(0.25)	$(0.49)	$(0.55)

Shares used in computing basic and diluted net loss per share	25,454	25,207	25,451	24,154

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	June 30, 2005	December 31, 2004

Cash, cash equivalents, short-term investments and restricted cash	$19,769	$32,271

Accounts receivable, net	2,677	2,067

Inventories, net	3,348	2,022

Other currents assets	1,094	937

Total current assets	26,888	37,297

Property and equipment, net	1,401	1,322

Intangible assets, net	1,650	1,750

Other assets	1,679	1,808

Total assets	$31,618	$42,177

Total liabilities	6,422	5,183

Common stock and additional paid in capital	220,925	220,323

Accumulated deficit	(195,729)	(183,329)

Total stockholders’ equity	25,196	36,994

Total liabilities and stockholders’ equity	$31,618	$42,177

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